UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

INTERPHASE CORPORATION

(Exact name of registrant as specified in its charter)

Texas	75-1549797
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4240 International Parkway, Suite 105, Carrollon, Texas	75007
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Rights to Purchase Common Stock, $.10 par value per share	Name of each exchange on which each class is to be registered NASDAQ Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Form 8-A/A is filed by Interphase Corporation (the “Company”) to reflect the termination of the Common Share Purchase Rights (the “Rights”) registered on the Form 8-A filed by the Company on August 2, 2011.

Item 1.	Description of Registrant’s Securities to be Registered.

On August 14, 2014, the Company announced that it executed an amendment (the “Amendment”) to the Rights Agreement, dated as of July 29, 2011, by and between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement). The Amendment accelerates the expiration of the Rights from 5:00 p.m. (Eastern time) on July 29, 2021 to 8:00 p.m. (Eastern time) on August 12, 2014, and has the effect of terminating the Rights Agreement at that time on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Amendment. The Rights Agreement specifying the terms of the Rights, the Amendment and the text of the press release announcing the Amendment are attached hereto as exhibits and incorporated herein by reference.

Item 2.  Exhibits.

4.1

Rights Agreement, dated as of July 29, 2011, by and between Interphase Corporation (the “Company”) and Computershare Trust Company, N.A., as rights agent, including the form of Rights Certificate attached thereto as Exhibit A (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (“SEC”) on August 2, 2011).

4.2

Amendment No. 1 to Rights Agreement, dated as of August 12, 2014, by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the SEC on August 18, 2014).

99.1	Press Release issued by the Company, dated August 14, 2014 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by the Company with the SEC on August 18, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INTERPHASE CORPORATION

	By:	/s/ Thomas N. Tipton, Jr.
Date: August 20, 2014		Thomas N. Tipton, Jr.
Chief Financial Officer, Secretary
Vice President of Finance and Treasurer

EXHIBIT INDEX

Exhibit 4.1

Rights Agreement, dated as of July 29, 2011, by and between the Company and Computershare Trust Company, N.A., as rights agent, including the form of Rights Certificate attached thereto as Exhibit A (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 2, 2011).

Exhibit 4.2

Amendment No. 1 to Rights Agreement, dated as of August 12, 2014, by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 18, 2014).

Exhibit 99.1	Press Release issued by the Company, dated August 14, 2014 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by the Company with the SEC on August 18, 2014).